UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    Commission File Number:
                                                          -----------

                          AMES DEPARTMENT STORES, INC.
           AMES DEPARTMENT STORES, INC. RETIREMENT AND SAVINGS PLAN
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            (Exact name of registrant as specified in its charter)

                                  2418 Main Street
                          Rocky Hill, Connecticut  06067
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Participation Interests in the Above-referenced Plan
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           (Title of each class of securities covered by this Form)

               Participation Interests in the Above-referenced Plan
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the
                      duty to file reports:

       Rule 12g-4(a)(1)(i)     [X]
       Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12h-3(b)(1)(i)     [X]            Rule 15d-6             [ ]

              Approximate number of holders of record as of the
                        certification or notice date:
                                      NONE
                          --------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 AMES DEPARTMENT STORES, INC. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 27, 1997                By:  /s/  DAVID H. LISSY
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                                         Name:  David H. Lissy
                                         Title:  Secretary